Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1301 Avenue of the Americas 40th Floor New York, New York 10019-6022 o: 212.999.5800 f: 212.999.5899

October 14, 2022

Plutonian Acquisition Corp.

c/o Plutonian Investments LLC

1441 Broadway 3rd, 5th & 6th Floors

New York, NY 10018

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-267742), as amended (the “Registration Statement”), filed by Plutonian Acquisition Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 5,750,000 units (the “Units”), each consisting of one share of common stock, par value $0.0001 per share (each a “Share”), one redeemable warrant, each warrant representing the right to purchase one Share (the “Warrants”), and one right (the “Rights”), each Right to receive one-sixth (1/6) of one Share upon the consummation of an initial business combination, of which 750,000 Units are issuable upon exercise of an option to purchase additional Units granted to the underwriter. We understand that the Units are to be sold to the underwriter for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and between the Company and the underwriter (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Units by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws), the laws of the State of New York and the federal laws of the United States of America.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

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Wilson Sonsini Goodrich & Rosati Professional Corporation 1301 Avenue of the Americas 40th Floor New York, New York 10019-6022 o: 212.999.5800 f: 212.999.5899

On the basis of and subject to the foregoing, we are of the opinion that:

1.	Public Units. When the Registration Statement becomes effective under the Securities Act and when the Units are issued, delivered and paid for, as contemplated by the Registration Statement and in accordance with the terms of the Underwriting Agreement, such Units will be validly issued, fully paid and non-assessable and will be legally binding obligations of the Company enforceable in accordance with their terms.

2.	Common Stock. When the Registration Statement becomes effective under the Securities Act and the Shares underlying the Units are issued, delivered and paid for as part of the Units, as contemplated by the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Shares underlying the Units will be validly issued, fully paid and nonassessable.

3.	Warrants and Rights. When the Registration Statement becomes effective under the Securities Act, and when the Warrants and Rights underlying the Units are issued, delivered and paid for as part of the Units, as contemplated in the Registration Statement, and in accordance with the terms of the Underwriting Agreement, the warrant agreement between the Company and Continental Stock Transfer & Trust Company, as warrants agent, and the right agreement between the Company and Continental Stock Transfer & Trust Company, as rights agent, respectively, such Warrants and Rights will be validly issued, fully paid and non-assessable and will be legally binding obligations of the Company enforceable in accordance with their terms.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Units, the Shares, the Warrants, the Rights or the Registration Statement. This opinion speaks only as of the date hereof. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

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